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                                 CODE OF ETHICS

                        Kennedy Capital Management, Inc.
                                September 1, 2000
                           As Amended February 1, 2005


                                 I. INTRODUCTION

         A. Purpose. Kennedy Capital Management, Inc. ("Adviser"), in order to promote honest and ethical conduct, observe its fiduciary duties to investment advisory clients ("Clients") and comply with the provisions of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), has adopted this Code of Ethics ("Code").

         B. Fiduciary Duty. This Code is based on the principle that Access Persons (as defined below) owe Clients a fiduciary duty. In complying with this fiduciary duty, Access Persons owe Clients the highest duty of trust and fair dealing. The Code applies to Access Persons and focuses principally on limitations on, and reporting of, personal securities transactions. Access Persons must avoid activities, interests and relationships that might interfere with making decisions in the best interests of Clients.

         As fiduciaries, Access Persons must at all times: (1) place the interests of Clients first; (2) avoid taking inappropriate advantage of their positions; and (3) conduct all personal securities transactions in full compliance with this Code. Doubtful situations should be resolved in favor of Clients. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

                                 II. DEFINITIONS

         A. "Access Person" means (1) any employee of the Adviser who, in connection with his regular functions or duties, makes, participates in, or obtains access to nonpublic information regarding any Clients' purchase or sale of Securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; or (2) who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic; and (3) any natural person who is a director, officer or partner.

         B. "Beneficial Ownership" will be attributed to an Access Person in all instances in which the Access Person (i) possesses the ability to purchase or sell Securities (or has the ability to direct the disposition of the securities); (ii) possesses voting power (including the power to vote or to direct the voting over such securities; or (iii) receives any benefits substantially equivalent to those of ownership. Whether a person has beneficial ownership will be resolved in accordance with, and this definition shall be subject to, the determination of "beneficial ownership" set forth in Rules 16a-1(a)(2) under the Securities Exchange Act of 1934.

         C. "Control" shall have the meaning set forth in Section 2(a)(9) of the Investment Company Act of 1940(the "Investment Company Act"). Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

         D. "Portfolio Manager" means a person who has or shares principal day-to-day responsibility for managing Client portfolios.

         E. "Reportable Fund" means any investment company registered under the Investment Company Act for which the Adviser serves as an investment adviser, or whose investment adviser is controlled by the Adviser, or is under common control with the Adviser.

         F. "Reportable Security" includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants; except that it does not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments, shares of money market funds, shares issued by open-end funds other than Reportable Funds, units of a unit investment trust if the unit investment trust is invested exclusively in funds other than Reportable Funds, or such other securities as may be excepted under the provisions or interpretations of Rule 204A-1 under the Advisers Act as in effect from time to time. "Reportable Security" does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

         G. "Security" shall have the same meaning, subject to the exceptions stated in Section II of this Code, as Reportable Securities.

         H. "Security Held or to be Acquired by Clients" means: (i) any Reportable Security which, in the most recent 15 days, (a) is or has been held by Client accounts; or (b) is being considered by the Adviser for purchase or sale for the account of any Client; and (ii) any option to purchase or sell, and any security convertible into, a Reportable Security as defined above.


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                            III. EXEMPT TRANSACTIONS

The prohibitions of Section IV of this Code and certain reporting requirements of Section V of this Code shall not apply to the following transactions:

         (1) Mutual Funds. Purchases and sales of open-end mutual funds other than Reportable Funds;

         (2) No Control. Purchases and sales of Securities effected for any account over which a person has no direct or indirect influence or control or trading authority; and purchases and sales which are nonvolitional on the part of the person, including but not limited to, purchase or sales by a person's investment manager pursuant to a written grant of discretionary authority, purchases or sales upon the exercise of puts or calls written by the person and sales from a margin account pursuant to a bona fide margin call;

         (3) Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities; and any purchases which are: (i) made solely with the dividend proceeds received in a dividend reinvestment plan; or (ii) part of an automatic payroll deduction plan whereby an employee purchases securities issued by an employer;

         (4) Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue, and the sale of such rights so acquired; and

         (5) No Harm to the Clients. Transactions that appear to present no reasonable likelihood of harm to Clients, which are otherwise in accordance with Section 206 of the Advisers Act, and which the Chief Compliance Officer or President has authorized in advance.


                           IV. PROHIBITED TRANSACTIONS

         A. No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by Clients:

                  (1) employ any device, scheme or artifice to defraud Clients;

                  (2) make to Clients any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

                  (3) engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon Clients;

                  (4) engage in any manipulative practice with respect to Clients;

                  (5) engage in any illegal transaction in a Security while in possession of material, nonpublic information regarding the Security or the issuer of the Security; or

                  (6) engage in any transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

         B. Subject to the exceptions stated in Section III of this Code, it shall be impermissible for any Access Person to purchase or sell, directly or indirectly, any Reportable Security (or any option to purchase any Security) which:

                  (1) is being considered for purchase or sale for the account of any Client; or

                  (2) as been purchased or sold for the account of any
                      Client within the most recent 10 days.

A Reportable Security is "being considered for purchase or sale":

(a) for a period of three business days after a written recommendation to purchase or sell a security has been made; (b) with respect to a Portfolio Manager or persons advising a Portfolio Manager with respect to a specific transaction, during the period the Portfolio Manager is making a determination regarding the purchase or sale of a security; or (c) with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

A Reportable Security is being "purchased" or "sold" for the account of a Client from the time when a purchase or sale has been communicated to the person who places the buy and sell orders for the account of such Client until the time when such purchase or sale has been fully completed or terminated.

         C. Subject to the exceptions stated in Section III of this Code, it shall be impermissible for any Access Person to liquidate or cover a position in any Reportable Security held by the Access Person within 30 calendar days of the date on which such position was initiated by the Access Person; provided, however, that such a transaction will be permissible (i) in any Reportable Security of companies with a market capitalization of more than $15 billion; or
(ii) with the prior approval of the Chief Compliance Officer or the President of the Adviser. Permission may be granted in the sole discretion of the Chief Compliance Officer or President if:

                  (1) a change in the market value of the Reportable Security to be liquidated or covered has resulted in a loss of more than 15% of the initial market value of such Reportable Security; or

                  (2) exceptional circumstances warrant approval of the transaction and the transaction does not disadvantage any Client.

De minimis rules will apply, whereby transactions that result in purchases or sales of not more than 50 shares of any one Reportable Security of a company with a market capitalization of less than $15 billion, regardless of where it is traded, in any 30 calendar day period will be excluded for purposes of initiating a prohibited transaction.

         D. Subject to the exceptions stated in Section III of this Code, it shall be impermissible for any Access Person to sell short ANY Security held by Clients, including "short sales against the box". This prohibition would also apply to effecting economically equivalent transactions, including, but not limited to, sales of uncovered call options, purchases of put options while not owning the underlying Security and short sales of bonds that are convertible into equity positions.

         E. Access Persons must obtain approval from the Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any Securities in an initial public offering ("IPO") or limited offering. A limited offering is an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or section 4(6) thereof, including any offering conducted on a private placement basis pursuant to Regulation D of the Securities Act.

         F. Any Access Person who questions whether a contemplated transaction is prohibited by this Code should discuss the transaction with the Chief Compliance Officer or the President of the Adviser prior to proceeding with the transaction.


                            V. REPORTING REQUIREMENTS

         A. Affirmation of Receipt of Code of Ethics. No later than 10 days after a person becomes an Access Person, the Chief Compliance Officer must provide such person with the Code, such Access Person must provide the Chief Compliance Officer with a written acknowledgement of receipt of the Code and subsequent amendments.

         B. Initial Reporting Requirements. No later than 10 days after a person becomes an Access Person, such person shall file with the Chief Compliance Officer a report containing the information set forth in V.C below with respect to transactions in any Reportable Security (except Exempt Transactions listed in Section III) in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Securities. The report must be current as of a date not more than 45 days prior. Such report shall certify to the Chief Compliance Officer the basis for qualification of each Exempt Transaction claimed.

         C. Quarterly Reporting Requirements. Access Persons must report all personal Securities transactions to the Chief Compliance Officer no later than 30 days after the end of the calendar quarter in which the transaction took place. This report shall include the date, title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, principal amount, nature of the transactions (purchase or sale), price, the name of the brokerage firm or bank through which the Securities transaction was effected and the date the Access Person submits the report. Each Access Person shall complete and execute the Quarterly Affirmation in the form attached hereto as Exhibit A.

         D. Annual Reporting Requirements. Within 30 days after the end of every calendar year, each Access Person must report all personal Securities holdings as of the end of such calendar year to the Chief Compliance Officer. This report shall include the title and type of Security, and as applicable the exchange ticker symbol or Cusip number, number of shares, principal amount of any Reportable Security in which the Access Person has any direct or indirect beneficial interest, the name of any brokerage firm or bank at which the Access Person maintains any account in which any Securities are held for the Access Person's direct or indirect benefit, and the date the Access Person submits the report.

         E. Prompt Report of Violations. Access Persons must promptly report all suspected violations of the Code to the Chief Compliance Officer. If the Chief Compliance Officer determines that a Reviewable Transaction may have occurred, the matter must be presented to the Code of Ethics Review Committee.

         F. Report Must be Filed Even if No Transactions. If an Access Person did not engage in any reportable transactions during a quarter or such person engaged exclusively in Exempt Transactions as described in Section III, such person shall complete and execute the Quarterly Affirmation in the form attached hereto as Exhibit A certifying such facts within 30 days of the end of such calendar quarter.

         G. Annual Report to Board of Directors. At least annually, the Chief Compliance Officer must furnish to the Board of Directors of the Adviser a written report that:

                  (1) Describes any issues arising under the Code of Ethics since the last report to the Board, including, but not limited to, information about material violations of the code or procedures and sanctions imposed as a result;

                  (2) Certifies that the Adviser has adopted procedures reasonably necessary to prevent violations of this Code.

         H. No Admission. The making of such report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates, and the existence of any report shall not be construed as an admission that any event reported on constitutes a violation of Section V. hereof.


                               VI. CONFIDENTIALITY

         Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Clients except to persons whose responsibilities require knowledge of the information. Access Persons shall maintain all information relating to Client securities holdings and transactions in a confidential and secure manner which prevents access to such material nonpublic information by individuals who do not need the information to perform their duties.


                           VII. REVIEW AND ENFORCEMENT

         A.       Transaction Review.

                  1. Review. The Chief Compliance Officer shall cause the reported personal Securities transactions to be compared with Clients' completed and contemplated portfolio transactions to determine whether any listed in Section IV transactions (each a "Reviewable Transaction") may have occurred.

                  2. Code of Ethics Review Committee. If the Chief Compliance Officer determines that a Reviewable Transaction may have occurred, the Code of Ethics Review Committee shall then determine whether a violation of this Code may have occurred, taking into account all the exemptions provided under Section
                  III. Before making any determination that a violation has been committed by an individual, the Committee shall give such person an opportunity to supply additional information regarding the transaction in question. The Committee is responsible for investigating any suspected violation of the Code and imposing sanctions.

                  3. Committee Membership, Voting and Quorum. The Code of Ethics Review Committee shall consist of Gary Campbell, Patricia Row, and Charlotte Cribbs. The Committee shall vote by majority vote with two members serving as a quorum. Vacancies may be filled and, in the case of extended absences or periods of unavailability, alternates may be selected, by a majority vote of the remaining members of the Committee.

         B.       Remedies

                  1. Sanctions. If the Code of Ethics Review Committee determines that a covered person has committed a violation of the Code, the Committee may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, and termination of the employment of the violator. The Code of Ethics Review Committee may also require the violator to reverse the trade(s) in question and forfeit to a charity any profit or absorb any loss derived therefrom.

                  2. No person shall participate in a determination of whether she has committed a violation of this Code or in the imposition of any sanction against herself. If a Securities transaction by the President is under consideration, an Independent Director appointed by the Board shall act in all respects in the manner prescribed herein for the President.

          C. Implementation of Code: Inquiries Regarding the Code. The Chief Compliance Officer is responsible for implementation of this Code and will answer any questions about this Code or any other compliance-related matters.


                                  VIII. RECORDS

         A. Adviser shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the SEC Staff.

                  1. A copy of this Code and any other Code of Ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place, the first two years in an appropriate office of the Adviser

                  2. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

                  3. A copy of each report made pursuant to this Code by any person shall be preserved by the Adviser for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

                  4. The names of persons who are, or within the past five years have been, required to make reports pursuant to this Code, the holdings and transaction reports made by Access Persons, and records of decisions approving Access Persons' acquisition of securities in IPOs and limited offerings shall be maintained for five years, in an easily accessible place, the first two years in an appropriate office of the Adviser.

         B.       Confidentiality

                  All reports of Securities transactions and any other information filed with the Adviser pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by representatives of the SEC.


                           IX. AMENDMENT TO FORM ADV

         The Adviser shall disclose its Code in Form ADV Part II and, upon request, furnish Clients with a copy of the Code.

                   X. AMENDMENT: INTERPRETATION OF PROVISIONS

         The Board of Directors of the Adviser may from time to time amend this Code or adopt such interpretations of this Code as they deem appropriate.